EXHIBIT 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIRD AMENDMENT, dated as of August 23, 2010 (“Third Amendment”), to Rights Agreement dated as of March 24, 2008, as amended by a First Amendment dated as of March 23, 2009 and a Second Amendment dated as of March 23, 2010 (the “Rights Agreement”), between Micrel, Incorporated, a California corporation (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

1. Section 7.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“7.1.   Exercise of Rights.  Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business Pacific Daylight Time on August 24, 2010 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.  Immediately after the close of business of the Expiration Date, all Rights shall be extinguished and all Rights Certificates will become null and void.”

2. This Third Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.  All references to “this Agreement” in the Rights Agreement shall mean the Rights Agreement, as modified hereby.

3. This Third Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

MICREL, INCORPORATED

By:	/s/ Clyde R. Wallin_________________

Name: Clyde R. Wallin

Title: Vice President of Finance and Human Resources; Chief Financial Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Lisa Porter_______________________
Name: Lisa Porter
Title: Relationship Manager

Signature page to Third Amendment to Rights Agreement
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